Exhibit 10.32

AMENDMENT TWO TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TWO (“Amendment Two”) to the EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), by and between Avita Medical Americas, LLC, a limited liability company incorporated in Delaware (the “Company”) and Donna Shiroma, an individual (the “Executive”). The Company and Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Executive (the “Parties”) entered into the Agreement on May 7, 2018;

WHEREAS, the Parties entered into an Amendment One to the Agreement on March 23, 2023;

WHEREAS, certain modifications to the Agreement were approved at the Board of Directors meeting of August 9, 2023; and

WHEREAS, the Parties wish to modify the Agreement to reflect the changes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, it is hereby agreed by and between the Parties hereto as follows:

1)
Section 3.2 (b) Good Reason is replaced in its entirety with the following:

“Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, or responsibilities in effect at the time of this Agreement; (ii) any reduction in the Executive’s then current base salary; (iii) relocation of Executive’s principal place of work by a distance of fifty (50) miles or more from the Executive’s then current principal place of work without the Executive’s consent; (iv) material breach by the Company of any provision of this Agreement; provided, however, that the conduct described in the foregoing subsections (i) through (iv) will only constitute Good Reason if such conduct is not cured within thirty (30) days after the Company’s receipt of written notice from the Executive specifying the particulars of the conduct the Executive believes constitutes Good Reason.”

2)
Sub-sections 3.3(b)(i)-(iv) “Base Salary”, “Pro-Rated Annual Bonus”, “Benefits Coverage”, and “Equity” are replaced in their entirety with the following:

“(i) Base Salary: The Company shall pay the Executive the equivalent of 12 months of the Executive’s annual base salary in effect at the time of the termination Without Cause or resignation with Good Reason in one lump sum payment, less standard deductions and withholdings.

(ii) Bonus: The Company shall pay the Executive a pro-rata portion of her Annual Bonus payment for the then current fiscal year. The pro-rata Annual Bonus calculation shall assume that the Executive attained 100% of the performance target established for the then current fiscal year and will be prorated for the time the Executive remained employed during the then current fiscal year.

(iii) Benefits Coverage. The Company shall continue to provide group health, vision, and dental plan benefits to the Executive for a period 12 months from and after the date of termination, with the cost of all regular premiums for such benefits paid by the Company (or its successor).

(iv) Equity. Executive's stock options and RSUs shall immediately accelerate so that 100% of any then unvested stock options and RSUs shall immediately vest and become exercisable upon the date of Executive’s termination Without Cause or resignation with Good Reason and shall continue to be exercisable for a period of ninety (90) days after such termination or resignation. In the event there is a conflict between this clause and any then active equity

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incentive plan regarding the vesting of options at the time of termination, this clause shall prevail.”

3)
Section 3.3(c) Termination or Resignation in Connection with Change in Control is deleted in its entirety and replaced with the following:

(c) Termination in Connection with Change in Control. In the event of a termination arising out of a Change of Control, Executive is entitled to immediate acceleration of Executive's stock options and RSUs so that 100% of any then unvested stock options and RSUs shall immediately vest and become exercisable and shall continue to be exercisable for a period of 90 days. In the event there is a conflict between this clause and any then active equity incentive plan regarding the vesting of options at the time of termination, this clause shall prevail.

Except as set forth herein, all other terms and conditions of the original Agreement shall be unaffected and remain unchanged and in full force and effect. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed, effective as of August 9, 2023.

“EXECUTIVE”	“COMPANY”
Avita Medical Americas, LLC
By: /s/ Donna Shiroma	By: /s/ James Corbett
Date: November 14, 2023	Date: December 11, 2023
Name: Donna Shiroma Title: General Counsel	James Corbett Chief Executive Officer

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